As filed with the Securities and Exchange Commission on September 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARNER CHILCOTT LIMITED1

(Exact Name of Registrant as specified in its charter)

Bermuda	98-0496358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 295-2244

(Address including zip code of Principal Executive Offices)

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Izumi Hara, Esq.

Senior Vice President,

General Counsel and

Corporate Secretary

100 Enterprise Drive

Rockaway, NJ 07866

(973) 442-3200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Richard D. Truesdell, Jr.

Michael Kaplan

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Class A common stock (par value $0.01 per share) (“Common Stock”) (2)	9,310,358	$16.51	$153,712,632	$16,447

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The shares of common stock included under this registration statement fall into four categories: (1) shares underlying outstanding unexercised employee options bearing an exercise price of $22.98 per share (1,917,720 shares multiplied by $22.98 multiplied by the filing fee equals $4,715); (2) shares underlying outstanding unexercised employee options bearing an exercise price of $15.00 per share (1,161,920 shares multiplied by $15.00 multiplied by the filing fee equals $1,865); (3) shares granted to employees as of the date hereof, for which the filing fee has been calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, (the “1933 Act”) based on the average of the high and low prices on the Nasdaq Stock Market LLC on September 21, 2006 (1,130,788 shares multiplied by $14.80 multiplied by the filing fee equals $1,791); (4) shares available under the plan for future awards, for which the filing fee has been calculated in accordance with Rule 457(h) and Rule 457(c) under the 1933 Act based on the average of the high and low prices on the Nasdaq Stock Market LLC on September 21, 2006 (5,099,930 shares multiplied by $14.80 multiplied by the filing fee equals $8,076).

[1]	Warner Chilcott Limited changed its name from Warner Chilcott Holdings Company, Limited on September 7, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Warner Chilcott Limited (the “Company”), are incorporated herein by reference.

(1)	The Company’s prospectus filed on September 21, 2006 pursuant to Rule 424(b) under the 1933 Act.

(2)	The Company’s description of its capital stock filed on Form 8-A on September 21, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bye-laws require us to indemnify any officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an Indemnified Person, for all liabilities, losses, damages or expenses incurred by reason of any act done, conceived in or omitted in the conduct of our business or that of any of our subsidiaries or in the discharge of his duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”) as in effect from time to time in Bermuda. This indemnity extends to any director or officer acting in the reasonable belief that he has been appointed or elected to such office, notwithstanding any defect in such appointment or election.

Our bye-laws also require us to indemnify such Indemnified Persons against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under Bermudan law in which relief from liability is granted to him by the court. Our bye-laws require us to pay for the expenses incurred by an Indemnified Person in defending any civil or criminal action or proceeding for which indemnification is required in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that he is not entitled to indemnification. In addition, we and each shareholder agree to waive any claim or right of action we or such shareholder may have at any time, whether individually or by or in the right of the Company against any Indemnified Person on account of any action taken by such person in the performance of his duties with or for us; provided that such waiver shall not extend to any claims or rights of action that arises out of fraud on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

The proposed form of Underwriting Agreement filed as Exhibit 1 to the Company’s Amendment No. 4 to Form S-1, Commission File No. 333-134893, as filed on September 15, 2006, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	Memorandum of Association of Warner Chilcott Limited (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 4 to Form S-1, Commission File No. 333-134893, filed on September 15, 2006).

4.2	Bye-Laws of Warner Chilcott Limited (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-134893, filed on September 5, 2006).

5	Opinion of Appleby Hunter Bailhache.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Appleby Spurling Hunter (included in Exhibit 5).

24	Power of Attorney (incorporated herein by reference to Exhibit 24 to the Company’s Registration Statement on Form S-1, Commission File No. 333-134893, filed on June 9, 2006).

99.1	Warner Chilcott Holdings Company, Limited 2005 Equity Incentive Plan, amended and restated as of August 31, 2006 (incorporated herein by reference to Exhibit 10.46 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-134893, filed on September 5, 2006).

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ITEM 9. REQUIRED UNDERTAKINGS

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, State of New Jersey, on the 21st day of September, 2006.

Warner Chilcott Limited

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger M. Boissonneault	Chief Executive Officer, President and Director	September 21, 2006
Roger M. Boissonneault	(Principal Executive Officer)

/s/ Paul Herendeen	Executive Vice President and Chief Financial Officer	September 21, 2006
Paul Herendeen	(Principal Financial and Accounting Officer)

/s/ Todd M. Abbrecht	Director	September 21, 2006
Todd M. Abbrecht

/s/ James G. Andress	Director	September 21, 2006
James G. Andress

/s/ David F. Burgstahler	Director	September 21, 2006
David F. Burgstahler

/s/ John P. Connaughton	Director	September 21, 2006
John P. Connaughton

/s/ Roger M. Boissonneault*	Director	September 21, 2006
John A. King, Ph.D.

/s/ Stephen P. Murray	Director	September 21, 2006
Stephen P. Murray

/s/ Steve Pagliuca	Director	September 21, 2006
Steve Pagliuca

/s/ Steven Rattner	Director	September 21, 2006
Steven Rattner

/s/ George Taylor	Director	September 21, 2006
George Taylor

*	Roger M. Boissonneault is signing for John A. King, Ph.D., pursuant to a Power of Attorney filed as exhibit 24 to the Company’s Registration Statement on Form S-1 filed on June 9, 2006.

EXHIBIT INDEX

4.1	Memorandum of Association of Warner Chilcott Limited (incorporated herein by reference to Exhibit 3.1 to the Company’s Amendment No. 4 to Form S-1, Commission File No. 333-134893, filed on September 15, 2006).

4.2	Bye-Laws of Warner Chilcott Limited (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-134893, filed on September 5, 2006).

5	Opinion of Appleby Hunter Bailhache.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Appleby Spurling Hunter (included in Exhibit 5).

24	Power of Attorney (incorporated herein by reference to Exhibit 24 to the Company’s Registration Statement on Form S-1, Commission File No. 333-134893, filed on June 9, 2006).

99.1	Warner Chilcott Holdings Company, Limited 2005 Equity Incentive Plan, amended and restated as of August 31, 2006 (incorporated herein by reference to Exhibit 10.46 to the Company’s Amendment No. 3 to Form S-1, Commission File No. 333-134893, filed on September 5, 2006).